Exhibit 99.1


FOR IMMEDIATE RELEASE

MYRIAD  ENTERTAINMENT  ANNOUNCES  APPOINTMENTS  TO  EXPANDED  BOARD OF DIRECTORS

EDMONTON, ALBERTA - (Business Wire) - June 22, 2006 - Myriad Entertainment & Resorts, Inc., a Delaware corporation (OTCBB: MYRA) ("Myriad Entertainment" or the "Company"), today announced the appointment of six (6) new board members as part of Myriad Entertainment's plan to expand its Board of Directors with individuals possessing the knowledge and experience necessary to assist the Company in developing and building its planned $1.9 billion resort in Tunica, Mississippi. The effective dates of these appointments are June 21, 2006.

Mr. Scott Hawrelechko, founder and Chairman of the Board of Myriad Entertainment, announced the establishment of the enhanced Board of Directors ("Board") and stated, "We are pleased to have such high caliber and well established business executives accepting the challenge and opportunity to shape what we believe will be one of the premier resort offerings in the world. The new Board will work with incoming CEO John Meeske to implement John's "Personalized ClubLevel Experiences and Services" operational protocol. The objective of this proprietary protocol is to enrich the experience provided by the diversity of amenities and services being offered within a destination resort, with the touch of private country club luxury and exclusivity." Mr. Hawrelechko added: "It is to be noted that when John was an executive in ClubCorp, the nation's largest private country club company, the team successfully applied this newly created operational protocol and transformed Pinehurst Resort & Club, Barton Creek, Shanty Creek, Quail Hollow and Homestead Resort & Club into the country's foremost destination resorts. Further, incoming Board members are seasoned executives who will bring with them experiences and specialization that can guide the company to excel and become a leader in the emerging Experience Economy".

As a result of these appointments, the existing Board consisting of Scott Hawrelechko, Dale Cheek, Dr. Ross, and John F. Meeske will be augmented by the addition of the following members:

Jerry  Anthony  Wayne

          Mr. Wayne is a Sales and Marketing professional with twenty-five years experience (19 years with Gaylord's Opryland Hotel) in the hotel, convention, and resort sales & marketing operations. He is currently Vice President of Sales & Marketing at the Greenbrier Hotel.

Tom  V.  Chema

          Mr. Chema is the 21st President of Hiram College. Chema is a 1971 graduate of Harvard Law School. For the last 13 years, Chema has been Director of Gateway Economic Development Corporation in Cleveland. Chema has overseen the financing and construction of two major public sports facilities, Gund Arena and Jacobs' Field.

Paul  Ma

          Mr. Ma is a world renowned Creative Designer for destination resorts. His creative instinct for generating a sense of rejuvenation and well being in the resort experience was reflected in many projects in the Hawaiian islands, including Hotel Hana Maui, the Westin Maui and Hyatt Regency Maui, Westin Kauai (now Marriott Kauai) and Hyatt Regency Waikoloa (now Hilton Waikoloa Village). Prior to forming his own design company, Paul was the Director of Design for Hemmeter Corporation.

Fiona  Sutton

          Fiona Sutton qualified as a civil/mechanical engineer in 1975 with a first class honors degree from Manchester University in the United Kingdom. From 1979 to the present, she has been the Chairman and the Chief Executive of the Select Contracts Group. Select Contract Group provides high quality design, fit-out, business planning and operational support services to businesses in the leisure industry globally. Projects participated include theme parks, leisure resorts, water parks and indoor entertainment centers.

John  (JD)  Daniel

          In  2002,  Mr.  Daniel  (who  is  currently  the  Managing
          Principal) founded USA Partners Sports Alliance "USAP". USAP assists large sports organizations in America in securing grants and other in-kind resources with the purpose of developing multi-purpose sports complexes around the country. In 2005, USAP successfully assisted clients in raising over $ 52.0 million of grant funds and in in-kind services. Mr. Daniel was most recently head of construction and design for the First Tee National Golf Program, which is a national program to make golf accessible to children of all socio-economic backgrounds.

Bill  Callnin

          Mr. Callnin is the founder and Cayuga Hospitality Advisors Inc. ("Cayuga"), an organization that provides counseling services to operators of domestic and international hotels, resorts, private clubs, casinos and foodservice. Bill is the Managing Director of Cayuga's Casino Gaming Group, an international gaming consultancy that provides advisory services to casino developers and operators in the United States, Asia, Australia, Europe and the Caribbean.

ABOUT  MYRIAD  ENTERTAINMENT

Myriad Entertainment & Resorts, Inc. owns, through its wholly-owned subsidiary, MER Resorts, Inc., a thirty-three percent (33%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). Myriad-Tunica's immediate business objective is to develop and build a $1.9 billion resort in Tunica, Mississippi. The 540-acre Myriad Botanical Resort will feature the world's first fully enclosed, climate controlled championship golf course, a 1,200-room hotel, casino, convention center and spectacular gardens. Myriad-Tunica has been granted development and gaming site approvals for the Tunica resort.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changed economic or business conditions, the ability of the company to raise financing to initiate and complete its anticipated construction and development plan, the impact of competition, market receptivity to the company's planned resort developments, attraction and retention of experienced management, compliance with regulatory conditions, permits and licensing approvals, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

CONTACT:  Scott  Hawrelechko,  Chairman
          Myriad  Entertainment  &  Resorts,  Inc.
          780-431-0086
          info@myriadgolf.com
          -------------------
          www.myriadworldresorts.com